Exhibit 99.1

Medicus Sciences Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants, Commencing April 5, 2021

New York, April 1, 2021 // -- Medicus Sciences Acquisition Corp. (the “Company,” or “MSAC”) announced that, commencing April 5, 2021 (the “Unit Separation Date”), the units sold in the Company’s initial public offering (the “Units”) will no longer trade, and that the Company’s Class A ordinary shares (the “Class A Ordinary Shares”) and the Company’s redeemable warrants (the “Redeemable Warrants”) which together comprise the Units will commence trading separately. The Class A Ordinary Shares and the Redeemable Warrants will be listed on the Nasdaq Capital Market and trade under the ticker symbols, “MSAC” and “MSACW,” respectively. This is a mandatory and automatic separation, and no action is required by the holders of the Units.

Each of the 92,000,000 Units sold in MSAC’s initial public offering consists of one Class A Ordinary Share, one-ninth of a Redeemable Warrant, and a contingent right to receive a distribution of additional warrants (the “Distributable Medicus Redeemable Warrants”).

In the separation, Unit owners will receive the number of Class A Ordinary Shares underlying their Units, with the right to receive any Distributable Medicus Redeemable Warrants remaining attached to such Class A Ordinary Shares, and the number of Redeemable Warrants underlying such Units; however, no fractional warrants will be issued.

Any holder of Units whose ownership includes a fractional number of underlying Redeemable Warrants, will be issued a number of Redeemable Warrants that is rounded down to the nearest whole number. Accordingly, any owner of Units that does not own a multiple of nine Units will lose some amount of fractional Redeemable Warrants upon separation.

Purchases of Units that are made after market close on April 1, 2021, may not settle prior to the Unit Separation Date and, accordingly, the number of Redeemable Warrants issued to such purchasers may not reflect the Redeemable Warrants underlying such recently purchased Units.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Medicus Sciences Acquisition Corp.

MSAC is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While MSAC may acquire a company in any industry, it expects that its focus will be on the healthcare industry, particularly the medical technology sector, both in the United States and internationally. MSAC’s sponsor, Medicus Sciences Holdings LLC, is an affiliate of Altium Capital Management, LP and Sio Capital Management, LLC, two healthcare-focused investment funds with combined gross investment assets of over $1.0 billion.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements”. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (“SEC”). Copies will be available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Eric Cheng

Chief Business Officer

Medicus Sciences Acquisition Corp.

echeng@medicusspac.com